EXHIBIT 16

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

July 31, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated July 31, 2002, of Central European Media Enterprises Ltd, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours faithfully

/s/Arthur Andersen

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ARTHUR Andersen

cc: Mr. Mark J.L. Wyllie, CFO, Central European Media Enterprises Ltd